AGREEMENT

                                 By and Between

                            Tidel Technologies, Inc.,
                             Tidel Engineering, L.P.

                                       and

                            Laurus Master Fund, Ltd.



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                            Dated as of June 9, 2006
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

                                    AGREEMENT


      This Agreement (this "Agreement") is made and entered into as of June 9, 2006 between Tidel Technologies, Inc., a Delaware corporation (the "Company"), Tidel Engineering, L.P. ("Engineering") and Laurus Master Fund, Ltd., a Cayman Islands company ("Laurus").

                              W I T N E S S E T H:

      WHEREAS, the Company and Engineering have sold substantially all of the assets of the Company's automated teller machine business to NCR EasyPoint LLC (the "ATM Sale") pursuant to the Asset Purchase Agreement, dated as of February 19, 2005, as amended;

      WHEREAS, the Company and Engineering have entered into an Asset Purchase Agreement with Sentinel Operating, L.P. ("Sentinel") dated as of January 12, 2006, to sell the Company's cash security business (the "TACC Sale"), as amended and restated pursuant to the Amended and Restated Asset Purchase Agreement dated as of June 9, 2006 (the "Amended APA") and attached hereto as Exhibit A;

      WHEREAS, the proposed TACC Sale requires the approval of the holders of a majority of the outstanding shares of the Company's common stock, $.01 par value per share (the "Common Stock");

      WHEREAS, the Company has entered into a Stock Redemption Agreement with Laurus dated as of January 12, 2006, as amended as of February 28, 2006 and the date hereof (as amended, the "Redemption Agreement") pursuant to which the Company has agreed, among other things, to redeem all shares of Common Stock held by Laurus, immediately following the closing of the TACC Sale;

      WHEREAS, the Company has entered into an Exercise and Conversion Agreement with Laurus, Sentinel and Sentinel Technologies, Inc., dated as of January 12, 2006, as amended as of February 28, 2006 and the date hereof (as amended, the "Exercise Agreement") pursuant to which the Company has agreed, among other things, that at any time on or after September 30, 2006, Laurus is authorized to apply the Collateral Deposit (as defined therein) to the payment of the Redemption Amount (as defined therein):

      WHEREAS, the Company has entered into an Agreement Regarding NCR Transaction and Other Asset Sales with Laurus, dated as of November 26, 2004 (the "Sale Agreement"), pursuant to which the Company agreed, among other things, to make certain payments to Laurus upon the consummation of the ATM Sale and the TACC Sale;

      WHEREAS, the Company and Laurus desire to resolve certain outstanding matters between them as provided herein to avoid uncertainty, to expedite the contemplated transactions and to reduce costs and expenses for the benefit of all parties following the closing of the TACC Sale.

      NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      Section 1. Amendment of Sale Agreement, and related matters.

      (a) Upon the closing of the TACC Sale, the Company shall pay to Laurus $8,508,963 in immediately available funds (the "Sale Fee") in full satisfaction of all amounts due and owing to Laurus under the Sale Agreement, and following payment of such amount the Sale Agreement shall terminate and be of no further force and effect.

      (b) Upon the payment of the Sale Fee by the Company to Laurus, the Reaffirmation, Ratification and Confirmation Agreement dated January 12, 2006 between the Company and Laurus shall terminate and be of no further force and effect.

      (c) Following the payment of the Sale Fee by the Company to Laurus and the performance by the Company of all of its obligations (financial and otherwise) under and pursuant to the Redemption Agreement, all remaining amounts held under the Cash Collateral Deposit Letter (the "Cash Collateral Deposit Letter") dated January 12, 2006 among Laurus, the Company, Engineering, Tidel Services, Inc., Tidel Cash Systems, Inc. and AnyCard International, Inc. shall be paid to the Company by Laurus.

      Section 2. Termination of Obligations.

      Following the closing of the TACC Sale, the payment of the Sale Fee by the Company to Laurus and the performance by the Company of all of its obligations (financial and otherwise) under and pursuant to the Redemption Agreement, the parties agree that neither the Company nor Engineering or any of their subsidiaries shall have any further obligations due to, owing to or to be performed by them for Laurus, all warrants to purchase the Common Stock held by Laurus shall terminate and be of no further force and effect and all liens, claims, encumbrances and security interests held by Laurus, or its transferees or assignees, in the Company's and Engineering's, and each of their subsidiaries', assets shall terminate and be of no further force and effect.

      Section 3. Releases.

      (a) Release by Laurus. Upon and subject to the closing of the TACC Sale, the payment of the Sale Fee by the Company to Laurus and the performance by the Company of all of its obligations (financial and otherwise) under and pursuant to the Redemption Agreement, Laurus, individually and on behalf of its officers, directors, affiliates, successors and assigns (together, the "Laurus Releasors"), hereby remises, releases and forever discharges the Company and Engineering, and each of their predecessors, parents, subsidiaries, affiliates, and the past, present and future officers, directors, partners, members, employees, agents, consultants, representatives, attorneys, and insurers of any of the foregoing, together with all successors and assigns of any of the foregoing (collectively, the "Tidel Releasees") of and from all claims, demands, actions, causes of action, rights of action, debts, dues, bonds, bills, judgments, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, accounts, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that Laurus Releasors ever had, or now have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement; provided, however, that the foregoing release shall not extend to (i) any claims arising from the breach of this Agreement by any of the Tidel Releasees or (ii) any rights the Laurus Releasors may have pursuant to the collateral assignment made by Sentinel to Laurus in respect of the Amended APA.

      (b) Release by the Company and Engineering. Upon and subject to the closing of the TACC Sale, the payment of the Sale Fee by the Company to Laurus and the performance by the Company of all of its obligations (financial and otherwise) under and pursuant to the Redemption Agreement, the Company and Engineering, individually and on behalf of each of its officers, directors, affiliates, successors and assigns (together, the "Tidel Releasors"), hereby remises, releases and forever discharges Laurus, and its predecessors, parents, subsidiaries, affiliates, and the past, present and future officers, directors, partners, members, employees, agents, consultants, representatives, attorneys, and insurers of any of the foregoing, together with all successors and assigns of any of the foregoing (collectively, the "Laurus Releasees") of and from all claims, demands, actions, causes of action, rights of action, debts, dues, bonds, bills, judgments, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, accounts, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that Tidel Releasors, ever had or now have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement; provided, however, the foregoing release shall not extend to any claims arising from the breach of this Agreement by any of the Laurus Releasees.

      Section 4. Miscellaneous.

      (a) Expenses. Each party shall pay its own costs and expenses incurred in connection with this Agreement.

      (b) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or five days after being sent by registered or certified mail, return receipt requested, postage prepaid, or one day after being sent by nationally-recognized overnight carrier:

               (i) If to the Company to:

                   Tidel Technologies, Inc.
                   2900 Wilcrest Drive, Suite 105
                   Houston, Texas 77042
                   Attention:  Chairman of the Board

                   with a copy to:

                   Olshan Grundman Frome Rosenzweig & Wolosky LLP
                   Park Avenue Tower
                   65 East 55th Street
                   New York, New York 10022
                   Attention:  Adam W. Finerman, Esq.

              (ii) If to the Seller, to:

                   Laurus Master Fund, Ltd.
                   M & C Corporate Services Limited
                   P.O. Box 309 G.T., Ugland House
                   South Church Street
                   George Town
                   Grand Cayman, Cayman Islands
                   Attention:  Authorized Person

                   with a copy to:

                   Loeb & Loeb LLP
                   345 Park Avenue
                   New York, New York 10154
                   Attn:  Scott Giordano, Esq.

                   and

                   Lowenstein Sandler PC
                   1251 Avenue of the Americas
                   New York, New York 10020
                   Attn:  Steven E. Siesser, Esq.

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 4.

      (c) Amendment. Laurus hereby consents to the execution and performance of the Amended APA.

      (d) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings among the parties hereto.

      (e) Binding Effect, Benefits, Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned by the Company without the prior written consent of Laurus. This Agreement may only be assigned by Laurus together with and as a part of the assignment of the Sale Agreement and all of the Laurus Documents (as defined in the Cash Collateral Deposit Letter).

      (f) Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

      (g) Jurisdiction. Unless otherwise provided herein, the parties hereto agree to submit to the jurisdiction of any Federal or state court located in the State of New York, County of New York, for the purpose of resolving any action or claim arising out of the performance of the provisions of this Agreement.

      (h) Headings. The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

      (i) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. (j) Further Assurances. At, and from time to time after the date hereof, at the request and expense of the Company but without further consideration, Seller will execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the Company reasonably may request in order more effectively to convey, transfer, assign and deliver to the Company, and to place the Company in possession and control of the Shares.

      (j) Agreement Void Ab Initio. If (i) the purchase price (as adjusted) for the TACC Sale is less then the amount set forth in the Amended APA, (ii) the Amended APA is amended in any material respect, or (iii) the TACC Sale has not closed on or before September 30, 2006, then this Agreement shall be deemed Void Ab Initio and shall be of no further force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.


                                TIDEL TECHNOLOGIES, INC.


                                By:   /s/ Jerrell G. Clay
                                      -------------------
                                      Name: Jerrell G. Clay
                                      Title:   Director

                                TIDEL ENGINEERING, L.P.
                                By: Tidel Cash Systems, Inc., its managing
                                general partner


                                By:   /s/ Leonard Carr
                                      ----------------
                                      Name: Leonard Carr
                                      Title:   Vice President and Secretary


                                LAURUS  MASTER FUND, LTD.


                                By:   /s/ Eugene Grin
                                      ---------------
                                      Name:  Eugene Grin
                                      Title:  Director














                         [Laurus Termination Agreement]